Exhibit 10.1

EXCLUSIVE PRIVATE LABEL MANUFACTURING AGREEMENT

This Exclusive Private Label Manufacturing Agreement (“Agreement”) is entered into as of November 19, 2025 (the “Effective Date”) by and between Digital Brands Group, Inc., a Delaware corporation (“Manufacturer” or “DBGI”), and The Grove Collective, LLC, a Mississippi limited liability company(“Client”). Manufacturer and Client may be referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, DBGI is a publicly traded company that provides high-quality apparel manufacturing and personalized styled looks based on consumer preferences through its US-based manufacturing facilities located in Los Angeles, California;

WHEREAS, Client is acting as the NIL marketing agent for student-athletes attending the University of Mississippi (“the University”) and has the requisite authority to enter into private label manufacturing agreements with companies such as DBGI to produce apparel products bearing Client’s logos and trademarks and using student-athlete NIL for distribution as a Local Licensee of the University;

WHEREAS, DBGI is licensed to commercialize the University’s logos and trademarks;

WHEREAS, Client has the authority to receive, hold and transfer shares of DBGI stock subject to applicable securities laws and regulations; and

WHEREAS, Client wishes to engage DBGI and DBGI wishes to be engaged by Client to manufacture private label knit apparel products of the same type and design of the apparel products provided as samples from DBGI to University, but excluding any and all jerseys; polo shirts; collared shirts; quarter zips; and t-shirts or sweatshirts featuring the name, image, likeness, or trademark owned by a student-athlete or any game-related or team-related content (the “Exclusive Apparel Products”) to be sold directly by Client through its website (thegrovecollective.com) or any future brick and mortar locations in University, Mississippi, Exclusive Apparel Products in exchange for the negotiated considerations pursuant to the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and mutual promises, covenants and agreements hereinafter set forth, the Parties hereto agree as follows:

1.	SERVICES.

a.	DBGI covenants and agrees to manufacture the Exclusive Apparel Products at DBGI’s factory or factories utilizing materials, machinery, equipment, and computer systems of DBGI that meet or exceed industry standards. DBGI agrees that the manufacture of the Exclusive Apparel Products hereunder shall be carried out in a good and workmanlike manner and in compliance with the specifications and instructions of Client provided to DBGI in writing from time-to-time, if any, or as specified herein. DBGI shall at all times comply with any applicable fair trade practices or regulations. DBGI agrees that it shall be a material breach of this Agreement for DBGI to engage in any conduct that violates any such practices or regulations, that is detrimental to the Client’s goodwill, name, or reputation, or that is offensive to a significant portion of the population (e.g., child labor, etc.).

b.	Design and Specifications. DBGI is granted general discretion to develop designs, technical specifications, and prototypes for the Exclusive Apparel Products. Unless expressly stated in writing by Client to DBGI, products designed and manufactured by DBGI will be deemed accepted and approved for distribution.

c.	Retail/Distribution Channel for Products Bearing University Marks. Client’s sale of DBGI’s products in the Exclusive Apparel Products bearing Marks of the University shall be limited to the Local Licensee retail/distribution channel as approved by the University and/or Collegiate Licensing Company (“CLC”). For avoidance of doubt, Client shall obtain a retail license from the University/CLC in which the University designates Client as a Local Licensee as a prerequisite to Client selling DBGI’s products in the Exclusive Apparel Products bearing the Marks of the University.

d.	DBGI will continue to invest into marketing, technology and product development. DBGI will also invest $500,000 per year for three (3) years, to the to the specific student athlete funds (“NIL Fund”) as directed by Client. DBGI shall also spend $500,000 per year on digital ad spend, influencer marketing and related expenses as directed by DBGI.

e.	Notwithstanding any terms and provisions hereof, with respect to the University’s logos and trademarks, nothing herein shall excuse either Party from its obligations pursuant to any licensing and/or manufacturing agreements by and between either Party, CLC, and/or the University, and, in the event of any conflict between this Agreement and any licensing or manufacturing agreement(s) made between or through either Party, CLC, and/or the University, the licensing and/or manufacturing agreement(s) shall control.

2.	TERM.

a.	The Term of the Agreement shall be three (3) years (the “Term”), with the option to renew for successive one-year terms, unless earlier terminated as set forth herein. Any such renewal shall be in writing as an addendum to this Agreement and shall include an additional $1,000,000 in Shares (as defined below) per renewal year.

b.	Termination For Cause. Either Party may terminate this Agreement by giving notice in writing to the other Party in the event the other Party is in material breach of this Agreement and shall have failed to cure such breach within ninety (90) days after receipt of written notice thereof from the first Party. Such termination shall be effective upon the giving of such notice or such later date as the notifying Party may specify in such notice. Additionally, the Parties acknowledge and agree that, in the event CLC and/or the University terminates either Party’s license and/or rights to manufacture, commercialize, or otherwise use University trademarks, logos, or other indicia, the Parties cannot fulfill their obligations hereunder, and, therefore, Client shall be entitled to terminate this Agreement pursuant to the terms hereof.

c.	Termination Without Cause. This Agreement may not be terminated without cause prior to expiration of the Term, except by mutual written agreement of the Parties.

d.	Effect of Termination. In the event this Agreement is terminated prior to the expiration of the Term, Client shall purchase from DBGI all finished goods, materials and inventory necessary to fulfill purchase order(s) up to the effective date of termination which purchase order(s) are not filled by DBGI. DBGI agrees that, in the event of termination, it shall (i) not place purchase orders for materials to be delivered later than the effective date of termination, (ii) terminate all open purchase orders for materials in excess of the quantity authorized by outstanding purchase order(s) for delivery up to the effective date of termination, (iii) pursue the return for refund or credit of materials received but not in production, and (iv) follow all reasonable instructions to minimize the cost of such termination, including minimizing excess inventory.

3.	EXCLUSIVE MANUFACTURER.

a.	During the Term, Client shall exclusively engage DBGI to produce the Exclusive Apparel Products. Client shall not engage any third-party manufacturer of the Exclusive Apparel Products without DBGI’s prior written consent.

b.	Territory. The exclusivity described in Section 3(a) shall apply globally unless otherwise agreed in writing.

c.	Consideration Acknowledgment. Client enters into this exclusive Agreement in exchange for the consideration, including but not limited to consideration set forth in Section 4. Client hereby acknowledges and agrees that such consideration is sufficient and adequate and that no other consideration shall become due or owed during the Term.

4.	CONSIDERATION.

a.	DBGI Stock. As partial consideration for Client’s exclusive engagement and continued relationship, DBGI agrees to issue to Client $3,000,000 worth of common stock of Digital Brands Group, Inc. (“Shares”) all issued to Client, or Client’s designees pursuant to section 4(b) representing the entire Stock consideration for the three year Term, , at no cost to Client.

b.	Vesting and Delivery. The Shares shall vest immediately upon issuance. The number of Shares issued shall be based on the volume-weighted average price for the five (5) day period ending one day prior to the date the Shares are issued. The issuance of Shares contemplated by this Agreement are subject to the approval of holders of DBGI’s common stock. DBGI agrees to use its reasonable best efforts to file a registration statement (the “Registration Statement”) with respect to the resale of the Shares with the Securities Exchange Commission (“SEC”) within forty-five (45) days of the date of this Agreement, and to use its reasonable best efforts to cause the Registration Statement to be declare effective as soon as practicable following the completion of the SEC’s review (or receipt of notice from the SEC that it has no comments); provided however, that the parties acknowledge that the SEC has been impacted by the shut down of the U.S. Federal Government and is not currently reviewing registration statements or declaring them effective. DBGI shall be responsible for any trading fees related to the registration of the Shares.

c.	Proxy. The Shares issued shall include a Proxy Agreement assigning the voting rights of such Shares to Hil Davis

d.	Make-Whole Guarantee. The Shares shall include a guaranteed make-whole provision for the first fifteen (15) months to guarantee the total dollar value to Client. If the share price declines, DBGI shall issue either additional Shares, or cash to make up the difference. Such cash, as the case may be, or additional Shares shall be registered and made available for sale, subject to the approval of the SEC, and shall be delivered to the Client within ninety (90) days following the first year anniversary of the Effective Date and, if applicable, the 15 month anniversary from the Effective Date, provided that Client continues to maintain its exclusive engagement with DBGI.

e.	Further Assurance. All equity issued and registered under this Agreement shall be subject to applicable federal and state securities laws as well as Security and Exchange Commission (SEC) regulations. Each Party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements to effectuate the transfer of securities contemplated by this Agreement.

f.	No Ownership Conveyed. The Consideration shall not be construed or interpreted to convey anything other than contract consideration hereunder and shall not convey any ownership or other interest of Client to DBGI.

5.	INTELLECTUAL PROPERTY.

a.	Client IP. All trademarks, trade names, logos, and designs provided by Client and shall remain the sole property of Client, provided, however, that all designs bearing University trademarks, logos, or other indicia shall comply with each Party’s license and/or manufacturing agreements with CLC and/or the University, and, pursuant thereto, the University shall be and remain the sole and exclusive owner of all University trademarks, logos, and other indicia and all designs bearing the same.

b.	Manufacturer IP. Any proprietary manufacturing processes or methods used by Manufacturer shall remain its sole property.

6.	REPRESENTATIONS AND WARRANTIES.

a.	Each Party represents, warrants, and covenants that:

i.	It is duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation with full corporate power and authority under its articles of incorporation and bylaws to own and lease its properties and to conduct its business as the same exists. It is duly qualified to do business as a foreign corporation in all states or jurisdictions in which the nature of its business requires such qualification, except where the failure to be so qualified would not have an adverse effect on such Party.

ii.	It has full corporate power and authority under its articles of incorporation or articles of organization and bylaws or operating agreement, and its directors, managers and members have taken all necessary action to authorize it to execute and deliver this Agreement and any exhibits and schedules hereto, to consummate the transactions contemplated herein and to take all actions required to be taken by it pursuant to the provisions hereof, and each of this Agreement and any exhibits hereto constitutes the valid and binding obligations of the respective Parties, enforceable in accordance with its terms, except as enforceability may be limited by general equitable principles, bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally.

iii.	Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated herein or therein, does or will violate, conflict with, result in breach of or require notice or consent under any law, the articles of incorporation or bylaws of the Party or any provision of any agreement or instrument to which such Party is a party.

b.	CONFIDENTIALITY. Neither DBGI nor its affiliates will, directly or indirectly, disclose or provide to any other person any non-public information of a confidential nature concerning the business or operations of Client or the University, including without limitation, any trade secrets or other proprietary information of Client or the University, known or which becomes known to DBGI or its affiliates as a result of the transactions contemplated hereby or DBGI operation of the Factory, except as is required in governmental filings or judicial, administrative or arbitration proceedings. In the event that DBGI or any of its affiliates becomes legally required to disclose any such information in any governmental filings or judicial, administrative or arbitration proceedings, DBGI shall, and shall cause any affiliate to, provide Client with prompt notice of such requirements so that Client may seek a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, DBGI shall, and shall cause any affiliate to, furnish only that portion of the information that DBGI or it’s affiliate, as the case may be, is advised by its counsel as legally required, and such disclosure shall not result in any liability hereunder unless such disclosure was caused by or resulted from a previous disclosure by DBGI or any of its affiliates that was not permitted by this Agreement.

7.	LIMITATION OF LIABILITY. Neither Party shall be liable to the other for indirect, incidental, or consequential damages arising from this Agreement, except for claims involving gross negligence, willful misconduct, or intellectual property infringement.

8.	GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of law rules.

9.	MISCELLANEOUS.

a.	Expenses. Each Party shall pay its own expenses, including the fees and disbursements to and of its counsel in connection with the negotiation, preparation and execution of this Agreement and the consummation of the transactions contemplated herein, except as otherwise provided herein.

b.	Entire Agreement. This Agreement, including all Schedules and Exhibits hereto, and any related Stock Transfer Agreements to effect the transfer of the Consideration, constitutes the entire Agreement of the Parties and supersedes all previous proposals, oral or written, and all negotiations, conversation or discussions heretofore and between the Parties with respect to the subject matter hereof, and may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the Parties hereto.

c.	Waivers and Consents. All waivers and consents given hereunder shall be in writing. No waiver by any Party hereto of any breach or anticipated breach of any provision hereof by any other Party shall be deemed a waiver of any other contemporaneous, preceding or succeeding breach or anticipated breach, whether or not similar.

d.	Notices. All notices, requests, demands, claims, and other communications hereunder will be in writing. Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

i.	Notice to Manufacturer:	Name:	Digital Brands Group, Inc.
		Attn:	Hil Davis
		Address:	4700 S. Boyle Ave.
Vernon, CA 90058
		E-Mail	hil@dstld.la

ii.	Notice to Client:	Name:	The Grove Collective, LLC
Attn: Walker Jones
405 Galleria Dr. Suite A
Oxford, MS 38655
		E-Mail:	walker@thegrovecollective.com

e.	Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of the Parties hereto and their respective successors, legal representatives and assigns. No third party shall have any rights hereunder. No assignment shall release the assigning Party unless otherwise agreed to by the Parties in writing.

f.	Assignment of Obligations. Neither Party may assign this Agreement without the prior written consent of the other Party; provided that either Client or DBGI may assign this Agreement to any person acquiring all or substantially all of assignor’s assets, and provided further, the either DBGI or Client may enter into a collateral assignment and transfer all of its rights and remedies hereunder to any party providing secured financing to the assignor.

g.	Severability. If any term or provision of this Agreement or the application thereof to any Person or circumstance shall be deemed invalid, illegal or unenforceable to any extent or for any reason, such provision shall be severed from this Agreement and the remainder of this Agreement and the application thereof shall not be affected and shall be enforceable to the fullest extent permitted by law. A provision which is valid, legal and enforceable shall be substituted for the severed provision

h.	Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to a paragraph, section, exhibit or schedule shall mean a paragraph, section, exhibit or schedule hereof, unless the context otherwise requires. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.

i.	Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. Electronic signatures shall be deemed original signatures for purpose of this Agreement.

j.	Agency. DBGI and Client are independent contractors. Nothing in this Agreement shall be construed to constitute either Party the agent of the other Party and neither Party shall represent to any third party that it has any right or authority to act as the agent for or otherwise to represent the other Party.

k.	Amendments. This Agreement may be amended by the Parties in writing and signed by both Parties.

l.	University Licensees. The Parties hereto agree that this Agreement is entered by and between DBGI and Client as licensees and/or approved manufacturers of the University and pursuant to their rights as such, that the University is not a party hereto, and that the University shall not be bound by any of the terms and provisions hereof.

[Signatures Appear on Following Page]

SIGNATURE PAGE TO EXCLUSIVE PRIVATE LABEL MANUFACTURING AGREEENT

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

DIGITAL BRANDS GROUP, INC.

By:
Name:	John (Hil) Davis
Title:	President

THE GROVE COLLECTIVE, LLC

By:
Name:	Walker Jones
Title:	Executive Director